Schedule A

LIST OF PORTFOLIOS

SPDR SSgA Multi-Asset Real Return ETF

SPDR SSgA Income Allocation ETF

SPDR SSgA Global Allocation ETF

SPDR Blackstone/GSO Senior Loan ETF

SPDR SSgA Ultra Short Term Bond ETF

SDPR MFS Systematic Core Equity ETF

SDPR MFS Systematic Growth Equity ETF

SDPR MFS Systematic Value Equity ETF

SPDR SSgA Risk Aware ETF

Dated: September 9, 2014